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                                                                   Exhibit 21.1

                   List of Registrant's Material Subsidiaries

1. Infinity International Support, Inc.
   Jurisdiction of Incorporation; California.

2. Infinity Financial Technology, Inc. K.K.
   Jurisdiction of Incorporation: Japan.

3. Infinity Financial Technology U.K., Ltd.
   Jurisdiction of Incorporation: England.